Exhibit 99.1

HELIX WIND SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ALL ASSETS
 OF ABUNDANT RENEWABLE ENERGY AND RENEWABLE ENERGY
 ENGINEERING

San Diego, CA – September 15, 2009 – Helix Wind Corporation (OTCBB: HLXW), a global renewable energy company, announced today the execution of a definitive purchase agreement to acquire Abundant Renewable Energy, LLC (ARE) and Renewable Energy Engineering, LLC (REE) of Newberg, Oregon. As previously disclosed on August 18, 2009, the acquisition of ARE will bring two additional wind turbines, the 2.5 kilowatt ARE110 and the 10 kilowatt ARE442 to Helix’s portfolio.

According to the terms of the agreement, Helix Wind will purchase all of the assets of ARE and REE in consideration for an aggregate purchase price between $4 million to $6.5 million, depending on the fulfillment of certain financial projections. Helix will also assume certain liabilities associated with the purchased assets. At the closing of the acquisition, Helix will pay ARE $2.2 million in cash. Of this payment, up to a maximum of $345,000 may be used to pay certain claims of ARE principals and their affiliates. At the closing, Helix will also issue shares of common stock worth $1.8 million to ARE that are to be valued at the average closing bid price per share for the immediate prior 30 day period.  Additional shares may be issued if certain milestones are met.

The closing of the acquisitions is dependent on several conditions, including a capital raise by Helix of $5 million and approval of the U.S. Bankruptcy Court in Oregon, which is supervising ARE’s bankruptcy.

 “We’re looking forward to completing these acquisitions quickly and efficiently,” commented Helix Wind Chairman and President Scott Weinbrandt. “Bringing ARE and REE aboard not only adds a line of horizontal axis turbine products to our existing portfolio but also adds exceptional staff, design, manufacturing, sales and service, power electronics and software to the Helix brand. We’re extremely enthusiastic about Helix Winds’s future and will continue to provide comprehensive renewable energy solutions to a variety of markets.”

About Helix: Helix Wind Corp., a global renewable energy company, is engaged in the design, manufacturing and sale of small wind vertical axis turbine designed to generate 300W, 1kW, 2.0kW, 4.0kW, and 50kW of clean, renewable electricity. Additional information can be found at http://www.helixwind.com

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to consummate the closing, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Ian Gardner, CEO
Helix Wind, Corp.
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com

Public Relations/Media
Richard Stern
Stern & Co.
212-888-0044
richstern@sternco.com